As filed with the Securities and Exchange Commission on May 13, 2014

Registration No. 333-____

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
________________________

FORM S-8
REGISTRATION STATEMENT
Under
The Securities Act of 1933
________________________
PHARMACYCLICS, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	94-3148201
(State or Other Jurisdiction of Incorporation or Organization)	(IRS Employer Identification Number)
________________________

995 East Arques Avenue
Sunnyvale, California 94085-4521
(Address, including zip code, of Registrant’s principal executive offices)
________________________

PHARMACYCLICS, INC.
2014 EQUITY INCENTIVE AWARD PLAN
 (Full Title of the Plan)
________________________

Robert W. Duggan
Chairman of the Board and Chief Executive Officer
Pharmacyclics, Inc.
995 East Arques Avenue
Sunnyvale, California 94085-4521
(408) 774-0330
________________________
(Name and Address and Telephone Number, including Area Code, of Agent for Service)

Copy to:
Adam W. Finerman, Esq.
Olshan Frome Wolosky LLP
Park Avenue Tower
65 East 55th Street
New York, New York 10022
(212) 451-2300

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

(Check one):

Large Accelerated Filer ☒	Accelerated Filer ☐

Non-Accelerated Filer ☐ (Do not check if a smaller reporting Company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $0.0001	23,067 shares (2)	$95.17(3)	$2,195,286.39	$282.75
Common Stock, par value $0.0001	2,235,201 shares (4)	$92.235(5)	$206,163,769.10	$26,553.90
Total	2,258,268 shares		$208,359,055.49	$26,836.65

(1)
Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement (the “Registration Statement”) shall also cover any additional shares of the Registrant’s common stock that become issuable under the 2014 Equity Incentive Award Plan (the “2014 Plan”), by reason of any stock dividend, stock split, recapitalization or similar transaction effected without the registrant’s receipt of consideration which would increase the number of outstanding shares of common stock.

(2)	Represents 23,067 shares of common stock subject to outstanding awards under the 2014 Plan as of May 12, 2014.
(3)
This estimate is made pursuant to Rule 457(h) of the Securities Act solely for purposes of calculating the registration fee. For the 23,067 shares of common stock reserved for issuance upon the exercise of outstanding awards granted under the 2014 Plan, the Proposed Maximum Offering Price Per Share is $95.17 per share, which is the weighted average exercise price per share of outstanding awards granted under the 2014 Plan as of May 12, 2014.

(4)
Represents 2,235,201 shares of common stock available for future grant under the 2014 Plan as of May 12, 2014, which number consists of 2,235,201 shares of common stock previously available for issuance under the 2004 Plan that have become available for issuance under the 2014 Plan as of May 12, 2014.

(5)
This estimate is made pursuant to Rule 457(c) of the Securities Act for purposes of calculating the registration fee. The Proposed Maximum Offering Price Per Share for shares available as of May 12, 2014 for future grant under the 2014 Plan is the average of the high and low prices for the registrant’s common stock as reported on the NASDAQ Capital Market on May 9, 2014, which is $92.235.

Proposed sale to take place as soon after the effective date of the
Registration Statement as awards under the plans are granted, exercised and/or vest.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information called for in Part I of Form S-8 is not being filed with or included in this Registration Statement on Form S-8 (by incorporation, by reference or otherwise) in accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”).

I-1

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

The following documents filed by the Registrant with the Commission are incorporated herein by reference:

(a)	our Annual Report on Form 10-K, for the year ended December 31, 2013, initially filed with the SEC on February 26, 2014;

(b)	our Quarterly Report on Form 10-Q, for the quarter ended March 31, 2014, initially filed with the SEC on May 8, 2014;

(c)	our Current Reports on Form 8-K filed with the SEC on January 7, 2014, February 5, 2014, February 12, 2014, March 4, 2014, March 27, 2014, April 8, 2014, and April 8, 2014;

(d)
the description of our common stock contained in our registration statement on Form 8-A filed with the SEC on October 20, 1995, including any amendment or report filed for the purpose of updating that description.

In addition, all documents filed by Pharmacyclics, Inc. pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this registration statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part of it from the respective dates of filing such documents.  Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.  Under no circumstances will any information filed under items 2.02 or 7.01 of Form 8-K be deemed to be incorporated by reference unless such Form 8-K expressly provides to the contrary.

Item 4.  Description of Securities.

Not applicable.

Item 5.  Interests of Named Experts and Counsel.

Not applicable.

Item 6.  Indemnification of Directors and Officers.

Under Section 145 of the Delaware General Corporation Law (the “DGCL”), the Registrant has broad powers to indemnify its directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act of 1933, as amended (the “1933 Act”).  The Registrant’s Bylaws (the “Bylaws”) provide that the Registrant shall indemnify its directors and officers if such officer or director acted (i) in good faith, (ii) in a manner reasonably believed to be in or not opposed to the best interests of the Registrant, and (iii) with respect to any criminal action or proceeding, had no reasonable cause to believe such conduct was unlawful.  The Registrant believes that indemnification under its Bylaws covers at least negligence and gross negligence, and requires the Registrant to advance litigation expenses in the case of stockholder derivative actions or other actions, against an undertaking by the directors and officers to repay such advances if it is ultimately determined that the director is not entitled to indemnification.  The Bylaws further provide that rights conferred under such Bylaws shall not be deemed to be exclusive of any other right such persons may have or acquire under any agreement, vote of stockholders or disinterested directors, or otherwise.

In addition, the Registrant’s Certificate of Incorporation (the “Certificate of Incorporation”) provides that, to the fullest extent permitted by the DGCL, none of its directors shall be liable for monetary damages for breach of his or her fiduciary duty of care to the Registrant and its stockholders.  This provision in the Certificate of Incorporation does not eliminate the duty of care, and in appropriate circumstances equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law.  In addition, each director will continue to be subject to liability for breach of the director’s duty of loyalty to the Registrant for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law.  The provision also does not affect a director’s responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.  The Certificate of Incorporation further provides that the Registrant shall indemnify its directors and officers to the fullest extent permitted by law.

The Registrant has obtained a liability insurance policy for the officers and directors that, subject to certain limitations, terms and conditions, will insure them against losses arising from wrongful acts (as defined by the policy) in their capacity as directors or officers.

In addition, the Registrant has entered into agreements to indemnify certain of its directors and officers in addition to the indemnification provided for in the Certificate of Incorporation and Bylaws.  These agreements, among other things, indemnify the Registrant’s directors and certain of its officers for certain expenses (including attorneys fees), judgments, fines and settlement amounts incurred by such person in any action or proceeding, including any action by or in the right of the Registrant, on account of services as a director or officer of the Registrant or as a director or officer of any subsidiary of the Registrant, or as a director or officer of any other company or enterprise that the person provides services to at the request of the Registrant.

Item 7.  Exemption from Registration Claimed.

Not applicable.

Item 8.  Exhibits.

See the Index to Exhibits.

Item 9.  Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)  to include any prospectus required by Section 10(a)(3) of the Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

Provided, however that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) The Registrant hereby undertakes that, for the purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) That, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sunnyvale, State of California, on May 13, 2014.

PHARMACYCLICS, INC.

By:	/s/ Robert W. Duggan
Robert W. Duggan
Chairman of the Board and Chief Executive Officer

Each person whose signature appears below constitutes and appoints Robert W. Duggan and Manmeet S. Soni, and each of them, his true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done pertaining to the current offering in order to effectuate the same as fully, to all intents and purposes, as he might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents, or either of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on the dates indicated:

Signature	Title	Date

/s/ Robert W. Duggan	Chairman of the Board and	May 13, 2014
Robert W. Duggan	Chief Executive Officer
(Principal Executive Officer)

/s/ Manmeet S. Soni	Chief Financial Officer	May 13, 2014
Manmeet S. Soni	(Principal Financial and Accounting Officer)

/s/ Robert F. Booth	Director	May 13, 2014
Robert F. Booth, Ph.D.

/s/ Kenneth A. Clark	Director	May 13, 2014
Kenneth A. Clark

/s/ Eric H. Halvorson	Director	May 13, 2014
Eric H. Halvorson

/s/ Minesh P. Mehta	Director	May 13, 2014
Minesh P. Mehta, M.D

/s/ David D. Smith	Director	May 13, 2014
David D. Smith, Ph.D.

/s/ Richard A. van den Broek	Director	May 13, 2014
Richard A. van den Broek

INDEX TO EXHIBITS

EXHIBIT

4.1	Pharmacyclics, Inc. 2014 Equity Incentive Award Plan
5.1	Opinion as to the legality of the securities being registered
23.1	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm
23.2	Consent of Olshan Frome Wolosky LLP (included in Exhibit 5.1 hereto)
24.1	Power of Attorney (included in the signature page hereto)